Exhibit 10.13

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (“Agreement”) effective as of December 1, 2008 (the “Effective Date”) is by and between XENOMICS Inc, a Florida corporation having its principal office at 1 Deer Park Drive, Suite F, Monmouth Junction, NJ 08852 USA (“XENOMICS”), and InVivoScribe Technologies, Inc., a privately held corporation having its principal office at 6330 Nancy Ridge Drive, Suite 106, San Diego, CA 92121 USA (“IVS”).

WITNESSETH:

WHEREAS, XENOMICS is the exclusive licensee of the Patent Rights (as defined below) relating to the Field (as defined below) under the Exclusive License Agreement (as defined below) and is willing to grant to IVS a royalty-bearing Sublicense (as defined below) in the Territory to use such Patent Rights in the Field on the terms and conditions set forth herein;

WHEREAS, IVS desires to obtain the Sublicense described above on the terms and conditions set forth herein; and

WHEREAS, XENOMICS is willing to grant IVS such Sublicense under the Patent Rights on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

1.1           “Affiliate(s)” shall mean any corporation or other business entity which controls, is controlled by, or is under common control with a party to this Agreement, “control” meaning the ownership, direct or indirect, of fifty percent (50%) or more of the voting stock or analogous interest in such corporation or other business entity.

1.2           “Exclusive License Agreement” shall mean the exclusive license agreement dated May 2006 (and any amendments thereto) by and between XENOMICS on the one hand, and Brunagelo Falini and Cristina Mecucci (jointly “Original Licensor”) on the other hand.

1.3           “Field” shall mean identification and diagnosis, including monitoring of minimal residual disease, of nucleophosmin protein (“NPM1”) mutations in bone marrow, blood cells, and other cellular specimens. Specifically excluded is testing of urine or any other cell free specimen. The Field specifically includes IVD Laboratory Services testing and use of NPM1 as a drug target.

1.4           “Laboratory Services” shall mean Services performed by reference laboratories in the Territory.

1.5           ‘‘Net Revenues” shall mean the gross amount received by IVS for the Services sold by IVS or its Affiliate(s) hereunder to non-Affiliate third parties less the sum of the following:

(a)           volume, formulary or other discounts allowed in amounts customary in the trade;

(b)           sale and/or use taxes, duties and any other governmental charges directly imposed and with reference to particular sales;

(c)           amounts allowed or credited on returns;

(d)           transport and insurance charges, if separately itemized on the invoice and paid by the customer.

No deductions shall be made for commissions paid to individuals whether they are with independent sales agents or regularly employed by IVS and its Affiliate(s) and on their payroll, or for cost of collections. The Laboratory Services shall be considered “sold” when billed out or invoiced.

1.6           “Patent Rights” shall mean Patent Application PCT/IT2005/000634 filed October 28, 2005 entitled “Nucleophosmin protein (NPM) mutants, corresponding gene sequences and uses thereof” (published as WO 2006/046270), and foreign equivalents, including Canadian Patent Application 2585965 as well as all continuations, divisions, reissues, reexaminations, renewals, or extensions of such patents subject to the rights granted by Original Licensor to XENOMICS pursuant to the Exclusive License Agreement, as limited by this Agreement.

1.7           “Product(s)” shall mean any product or part thereof that when made, have made, used, offered to sell, sold or marketed in the Territory would infringe on any Valid Claim of the Patent Rights absent the Sublicense herein granted.

1.8           “Services” shall mean any service or part thereof that when used, commercialized or marketed in the Territory would infringe on any Valid Claim of the Patent Rights absent the Sublicense herein granted. This includes methods used to determine the presence of Nucleophosmin protein (NPM) mutants: diagnosis; monitoring of minimal residual disease; prognostic evaluation; monitoring of therapy of acute myeloid leukaemia (AML) for commercial testing and for clinical trials.

1.9           “Term” shall mean from the Effective Date until the expiration or abandonment of all the Patent Rights.

1.10         “Territory” shall mean the United States, Canada, and Europe for commercial testing, and Worldwide for clinical trials.

1.11         “Valid Claim” shall mean a claim of an unexpired patent of the Patent Rights that has neither been withdrawn, canceled, or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

ARTICLE 2. GRANT OF RIGHTS

2.1           XENOMICS hereby grants to IVS and IVS Affiliates, subject to all the terms and conditions of this Agreement a non-exclusive, royalty-bearing Sublicense in the Territory in the Field during the Term. “Sublicense” as used herein means a license to use the

Patent Rights to i) make, have made, use, offer to sell, sell and market the Laboratory Services in the Field, and ii) use, develop, practice, commercialize, and otherwise fully exploit the Services. IVS shall have no right to further sublicense.

2.2           IVS shall have no right during the Term to make, have made, offer to sell, sell and market Products in the Field or use Patent Rights in any way for development and commercialization of therapeutic products.

ARTICLE 3. DUE DILIGENCE

3.1           IVS shall use diligent efforts to develop and sell licensed Laboratory Services according to any and all applicable FDA and other regulations (e.g., applicable Canadian provincial regulations in Canada) derived from the Patent Rights into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment.

3.2           XENOMICS shall provide IVS with the technical information in its possession that may be useful for the development of Services, including development of a suitable assay, in the Field. Such technical information shall at least include protocols for NPM1 mutation diagnosis and follow-up as well as verbal assistance that IVS may from time to time request from XENOMICS. If publications are made, XENOMICS scientists shall be credited for their contributions as appropriate.

3.3           IVS shall use, when available, Products approved for IVD by FDA for commercial testing in the US, Health Canada in Canada, CE marking or other relevant regulatory approval that demonstrate equivalent performance characteristics of laboratory-developed Laboratory Services offered by IVS prior to the Products receiving relevant regulatory approval.

ARTICLE 4. PAYMENTS

4.1           IVS shall pay to XENOMICS during the Term a royalty of ten percent (10%) on Net Revenues and shall apply for all sales of Laboratory Services. Royalty payments will commence on sale of the first Laboratory Service and shall be payable quarterly.

4.2           IVS shall pay to XENOMICS an initial licensing fee of $10,000 USD within thirty (30) days following the Effective Date of this Agreement.

4.3           Beginning from the date of the first commercial launch date, in each year during the Term of this Agreement, the royalties due to XENOMICS from IVS under Section 4.1 hereof, in the aggregate, shall equal or exceed the following amounts:

Anniversary of Product Launch	Minimum Royalty Payment (US Dollars)
1st Year	5,000
2nd Year	20,000
3rd Year and each Year thereafter	25,000

If the actual royalty payments to XENOMICS in any year are less than the minimum payment required for that year hereunder, IVS shall pay XENOMICS the difference between the actual payment and the minimum payment in full satisfaction of its obligations under this Section 4.1, provided such minimum payment is made to XENOMICS with the next scheduled quarterly royalty payment that follows the conclusion of that year.

ARTICLE 5. REPORTS AND RECORDS

5.1           IVS shall maintain and cause its Affiliate(s) to maintain true, accurate and complete books of account, records and files containing an accurate record of all data reasonably necessary for the full computation and verification of sales and the determination of the amounts payable under Article 4 hereof for a period of at least five (5) years following the period of each report required by Section 5.2 below.

5.2           After the first commercial sale of the Laboratory Services, IVS shall deliver to XENOMICS within thirty (30) days following each calendar quarter true and accurate reports, giving such particulars of the business conducted by IVS and its Affiliate(s) during the preceding quarter under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

(a)           number of the Laboratory Services sold by IVS and its Affiliate(s) and paid by customers;

(b)           total sales amounts received from customers for the Laboratory Services sold by IVS and its Affiliate(s);

(c)           deductions applicable as provided in Section 1.5;

(d)           total royalties due; and

(e)           amounts of withholding taxes.

5.3           Said books and records shall be kept at IVS’s and/or its Affiliate(s) principal place of business and shall be in accordance with generally accepted accounting principles, consistently applied. Said books and records, to the extent not previously audited, shall be available for inspection and copying by an independent certified public accountant selected by XENOMICS and reasonably acceptable to IVS and/or its Affiliate(s), upon ten (10) business days advance notice and during regular business hours, and upon signing reasonable documentation to insure the privacy of any and all patient related information, in order to enable XENOMICS to ascertain the correctness of any report and/or payment made under this Agreement. XENOMICS shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an underpayment of five percent (5%) or more for the period examined, in which case IVS shall pay all reasonable costs and expenses incurred by XENOMICS in the course of making such determination, including, without limitation, the fees and expenses of the accountant and attorney’s fees if any incurred to enforce XENOMICS rights.

5.4           IVS shall pay to XENOMICS the actual royalties due and payable as provided for in Section 4.1 on a quarterly basis. If no actual royalties are due, IVS shall so report.

ARTICLE 6. PATENT PROSECUTION; INFRINGEMENT

6.1           The prosecution, filing and maintenance of the Patent Rights in the Territory shall be managed by XENOMICS.

6.2           XENOMICS will file, prosecute and maintain any patent applications directed to improvements on inventions that are related to Patent Rights (“New Inventions”), whether owned solely or jointly with IVS and IVS shall cooperate with XENOMICS in the filing, prosecution and maintenance of all such New Inventions. Such cooperation includes, without limitation, (a) promptly executing all papers and instruments or requiring its employees to execute such papers and instruments as reasonable and appropriate so as to enable XENOMICS to file, prosecute and maintain such New Inventions in any country; and (b) promptly informing XENOMICS of matters that may affect the preparation, filing, prosecution or maintenance of any such New Inventions.

6.3           (a) IVS agrees to provide XENOMICS with prompt written notice after becoming aware of any infringement of any of the Patent Rights or New Inventions in the Field and of any available evidence thereof.

(b) XENOMICS shall have the right, but not the obligation, under its control and at its sole expense, to prosecute any third party infringement of the Patent Rights or New Inventions or to defend the Patent Rights or New Inventions in any declaratory judgment action brought by a third party which alleges the invalidity, unenforceability or non-infringement of any Patent Rights. IVS agrees to cooperate fully in any action under this Section 6.3, provided that XENOMICS reimburses material costs and expenses incurred with providing such assistance.

6.4           XENOMICS hereby undertakes to notify IVS promptly should the Patent Rights lapse for failing to meet a deadline, should the Original Licensor and/or XENOMICS decide to slop pursuing the Patent Rights or should the Patent Rights not be allowed by the US Patent Office for any reason.

ARTICLE 7. TERM AND TERMINATION

7.1           Should IVS fail to pay XENOMICS any amounts due hereunder, XENOMICS shall have the right to terminate this Agreement on ten (10) days prior written notice, unless IVS shall pay XENOMICS within said ten (10) day period such delinquent amounts and interest within said period.

7.2           IVS shall have the right to terminate this Agreement and all rights, privileges and the Sublicense granted hereunder at any time upon ninety (90) days prior written notice to XENOMICS.

7.3           Upon any breach or default of this Agreement by either party, including without limitation IVS’s material failure to comply with Section 3 hereof, the other party shall have the right to terminate this Agreement upon thirty (30) days written notice to the breaching/defaulting party. Such termination shall become effective immediately at the conclusion of such notice period unless the breaching/defaulting party shall have cured any such breach or default prior to the expiration of said thirty (30) day period.

7.4           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. The provisions of Articles 4 (with respect to any payments outstanding as of the termination date), 5, 6, 7, 8, 9, 10, 11, 13, 15, 18, 20 and 25, shall survive the expiration or any earlier termination of this Agreement.

ARTICLE 8. INDEMNIFICATION

8.1           XENOMICS agrees to indemnify, hold harmless and defend IVS, its Affiliates, agents and employees from and against any and all liabilities, losses, damages, costs, fees and expenses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) arising out of suits, claims, actions, or demands, brought or made by a third party (“Third Party Claim”) against IVS, its Affiliates, agents and employees, based on breach of XENOMICS’s warranties under Article 9 below, except to the extent such Losses or Third Party Claims result from the negligence or wilful misconduct of IVS or a breach of IVS’s warranties under Article 9 below.

8.2           IVS agrees to indemnify, hold harmless and defend XENOMICS, its Affiliates, agents and employees from and against any and all Losses arising out of any Third Party Claims against XENOMICS, its Affiliates, agents and employees based on (i) IVS’S breach of IVS’s warranties under Article 9 below, or (ii) the manufacture, use, handling, storage, sale or other disposition of Laboratory Services by IVS, its Affiliates, agents, employees or sublicensees, all except to the extent such Losses or Third Party Claims result from the negligence or wilful misconduct of XENOMICS, or a breach of XENOMICS’s warranties under Article 9 below.

ARTICLE 9. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

9.1           XENOMICS represents and warrants to IVS (i) that it has the right to sublicense the Patent Rights in Territory and that XENOMICS has received the appropriate written authorization from the Original Licensors to enter into this Agreement, and (ii) that it has the right and power to extend the rights and the Sublicense granted herein and to perform its obligations hereunder, (iii) that this Agreement is a valid and binding agreement, enforceable in accordance with its terms, (iv) that it is not in default under the Exclusive License Agreement, and there has not occurred any event which, with a lapse of time or giving of notice, or both, would constitute such a default. There has not been any default by any party or dispute between XENOMICS and any party under the Exclusive License Agreement, (v) as of the Effective Date, it has no actual knowledge of any conflict of any kind with any inventor(s) listed or any of the owner of the Patent Rights, which may restrict it from entering into this Agreement, granting the rights or fulfilling its obligations hereunder, (vi) as of the Effective Date, the Patent Rights are in good standing and have not lapsed for failing to meet a deadline and they have diligently been prosecuted and maintained, (vii) As of the Effective Date no person has challenged by way of a notice in writing the validity of any claim comprised within the Patent Rights, and (viii) as of the Effective Date there are no judicial, arbitral, regulatory or administrative proceedings or investigations, claims, actions or suits relating to the inventions disclosed in the Patent or their use, making, commercialization, practice or any other exploitation thereof pending against the Original Licensors, XENOMICS, its Affiliates or any of XENOMICS’ sublicensees in any court or by or before any governmental body or agency and, to the best of XENOMICS’ knowledge, no such judicial, arbitral, regulatory or administrative proceedings or investigations, actions or suits have been threatened agains the Original Licensors, XENOMICS, its Affiliates or any of XENOMICS’ sublicensees.

9.2           IVS hereby represents and warrants to XENOMICS that it has the right and power to enter into this Agreement and to perform its obligations, and that this Agreement is a valid and binding agreement, enforceable in accordance with its terms. IVS agrees that it shall comply and cause its Affiliate(s) to comply with all applicable local laws and regulations in Territory relating to the design, sale, use, delivery in commerce and promotion of me Laboratory Services.

9.3           EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 9, XENOMICS MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT RIGHT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO SUBLICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME. XENOMICS DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS SUBLICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE SUBLICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY SUBLICENSEE OR ITS AFFILIATE(S) WITHOUT INFRINGING ON OTHER PATENTS.

9.4           NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. SUBLICENSEE ASSUMES ALL RESPONSIBILITY AND LIABILITY FOR ANY LOSS OR DAMAGES CAUSED BY THE PRODUCTS MANUFACTURED, USED, DELIVERED, SOLD OR PROVIDED BY SUBLICENSEE AND ITS AFFILIATE(S) THAT ARE SUBJECT TO THIS AGREEMENT UNLESS THE SAME HAS RESULTED FROM ANY MATERIAL BREACH OF AN OBLIGATION, REPRESENTATION, WARRANTY BY XENOMICS UNDER THIS AGREEMENT OR ACTION, INACTIONS, OR MISREPRESENTATIONS ON THE PART OF XENOMICS.

ARTICLE 10. NOTICE

10.1         Any consent, notice or report required or permitted to be given or made under this Agreement shall be in writing, delivered (i) by certified or registered mail (postage prepaid, return receipt requested), (ii) by facsimile (and promptly confirmed by personal delivery, courier or next business day service of a nationally recognized courier service of good repute), (iii) by a next business day service of a nationally recognized courier service of good repute (with evidence of delivery) or (iv) by courier (postage prepaid and signature required), and in any case addressed to the other party at its address set forth in this Article 10, and shall be effective upon receipt by the addressee.

10.2         Reports, notices and other communication from IVS to XENOMICS as provided hereunder shall be sent to:

XENOMICS, Inc.
Attention :	Chairman
1 Deer Park Drive, Suite F
Monmouth Junction, NJ 08852
USA

With a copy to:
Ivor Elrifi
MINTZ LEVIN
666 Third Avenue
New York, NY 10017

or to such other individual or address as shall hereafter be furnished by written notice to IVS in accordance with this Article 10.

Reports, notices and other communications from XENOMICS to IVS as provided hereunder shall be sent to:

INVIVOSCRIBE TECHNOLOGIES, Inc.
Attention:	Jeffrey E. Miller, PhD.
President and CEO
InVivoScribe Technologies, Inc.
6330 Nancy Ridge Dr., Suite 106
San Diego CA 92121

With a copy to:
James B. Isaacs Jr., Esq.
InVivoScribe Technologies, Inc.
6330 Nancy Ridge Dr., Suite 106
San Diego CA 92121

or to such other individual or address as shall hereafter be furnished by written notice to XENOMICS in accordance with this Article 10.

ARTICLE 11. DISPUTE RESOLUTION

11.1.        Any dispute, controversy or claim arising under, out of or relating to this contract and any subsequent amendments of this contract, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be submitted to mediation in accordance with the World Intellectual Property Organization (“WIPO”) Mediation Rules. The place of mediation shall be New York, USA. The language to be used in the mediation shall be English.

11.2         If, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation within 60 days of the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. Alternatively, if, before the expiration of the said period of 60 days, either party fails to participate or to continue to participate in the mediation, the dispute, controversy or claim shall, upon the filing of a Request for Arbitration by the other party, be referred to and finally determined by arbitration in accordance with the WIPO Expedited Arbitration Rules. The place of arbitration shall be New York, USA. The language to be used in the arbitral proceedings shall be English. The dispute, controversy or claim referred to arbitration shall be decided in accordance with the laws of New York, USA.

11.3         Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

ARTICLE 12. RESTRICTION ON USE OF NAME

12.1         IVS shall neither use nor cause its Affiliate(s) to use the name of XENOMICS, its directors, officers, trustees, Affiliate(s), employees, or any adaptations thereof, in any advertising, promotion or sale literature without the prior written consent of XENOMICS. With respect to reports to public agencies that are required by law, IVS shall provide XENOMICS with a reasonable opportunity to review the use of its name in such reports reasonably in advance of submission.

12.2         IVS shall neither disclose nor cause its Affiliate(s) to disclose this Agreement or any of the terms or conditions of this Agreement to any third party without the prior written consent of XENOMICS except to announce that IVS and its Affiliates are licensed to lawfully accept and test NPM1 samples, and to the extent required to comply with applicable laws or regulations; provided that, IVS delivers prior written notice to XENOMICS of any disclosure required by applicable laws or regulations and takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

ARTICLE 13. CONFIDENTIALITY

13.1         During the term of this Agreement, each party (the “disclosing party”) may communicate to the other party (the “receiving party”) information which it considers to be confidential

(“Confidential Information”). All Confidential Information shall be specifically designated as confidential. Such Confidential Information may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the disclosing party and delivered to the receiving party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the receiving party and reference to the time and place of disclosure.

13.2         The receiving party agrees that it shall: (a) maintain all Confidential Information in strict confidence, except that the receiving party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purpose set forth in this Agreement; (b) use all Confidential Information solely for the purpose set forth in this Agreement; and (c) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.

13.3         The obligations of the receiving party under Section 13.2 above shall not apply to the extent that the receiving party can demonstrate that certain Confidential Information: (a) was in the public domain prior to the time of its disclosure under this Agreement; (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the receiving party; (c) was independently developed or discovered by receiving party without use of the Confidential Information; (d) is or was disclosed to the receiving party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the disclosing party and having no obligation of confidentiality with respect to such Confidential Information; or (e) is required to be disclosed to comply with application laws or regulation, or with a court or administrative order, provided that, the disclosing party receives prior written notice of such disclosure and that the receiving party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

13.4.        The obligations set forth in this Article 13 shall remain in effect for a period of five (5) years after the expiration or the earlier termination of this Agreement.

ARTICLE 14. PATENT MARKING

14.           If required by laws or regulations, IVS agrees to mark any Laboratory Services, reports, testing results, promotional material, technical literature and the like with all applicable patent numbers, and where appropriate, to indicate “Patent Pending” status in accordance with each applicable country’s patent laws.

ARTICLE 15. INDEPENDENT CONTRACTOR

15.   For the purpose of this Agreement and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

ARTICLE 16. SEVERABILITY

16.           If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

ARTICLE 17. NON-ASSIGNABILITY

17.           Neither this Agreement nor any license granted under this Agreement shall be assignable by IVS without the express prior written consent of XENOMICS. Any attempted assignment without such consent shall be void.

ARTICLE 18. ENTIRE AGREEMENT

18.           This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes any prior agreements and understandings between the parties relating to the subject matter hereof. No verbal agreement, conversation or representation between any officers, agents or employees of the parties hereto either before or after the execution of this Agreement shall affect or modify any of the terms or obligations herein contained.

ARTICLE 19. MODIFICATIONS IN WRITING

19.           No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each party.

ARTICLE 20. GOVERNING LAW

20.           The validity and interpretation of this Agreement and the legal reactions of the parties to it shall be governed by the laws of New York, USA, without regard to the conflict of laws provisions thereunder, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

ARTICLE 21. CAPTIONS

21.           The captions are provided for convenience and are not to be used in construing this Agreement.

ARTICLE 22. CONSTRUCTION

22.           Each of the parties agrees that this Agreement is the result of mutual negotiation and therefore the language herein shall not be presumptively construed against either of them.

ARTICLE 23. COUNTERPARTS

23.           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

ARTICLE 24. BINDING EFFECT

24.           This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

ARTICLE 25. FORCE MAJEURE

25.   If either party’s performance of any obligation under this Agreement is prevented, restricted, interfered with or delayed by reason of any force majeure cause such as floods, fires, riots, insurrections, explosions, other natural disasters or serious labor disputes beyond the reasonable control of the party required to perform, the party so affected, upon giving written notice and written evidence of such force majeure to the other party, shall be excused from such performance to the extent of such prevention, restriction, interference, or delay; provided that the affected party shall use its commercial reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever the force majeure is removed. Any such force majeure shall not excuse any monetary failure or late payment obligation.

[The signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

XENOMICS, INC		INVIVOSCRIBE TECHNOLOGIES INC.

By:	/s/ David J. Robbins	By:	/s/ Jeffrey E.Miller

Name:	David J. Robbins, Ph.D.	Name:	Jeffrey E.Miller, Ph.D.

Title:	Vice President, Product Development	Title:	President & CEO